Filed Pursuant to Rule 433
Registration No. 333-151671
Final Term Sheet
June 16, 2008
to Preliminary Prospectus Supplement
dated June 16, 2008
Time Warner Cable Inc.

FINAL TERM SHEET

Dated: June 16, 2008

Issuer:	Time Warner Cable Inc. (the “Issuer”)

Guarantor:	Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc.

Security:	6.75% Notes Due 2018

Size:	$2,000,000,000

Maturity:	July 1, 2018

Coupon (Interest Rate):	6.75%

Yield to Maturity:	6.761%

Spread to Benchmark Treasury:	T + 250 basis points

Benchmark Treasury:	3.875% due May 15, 2018

Benchmark Treasury Price and Yield:	Price: 96-29 Yield: 4.261%

Interest Payment Dates:	January 1 and July 1 of each year, beginning on January 1, 2009

Redemption Provisions:
Redeemable at any time and from time to time at the option of the Issuer, in whole or in part, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 40 basis points.

Price to Public:	99.917%

Settlement Date:	June 19, 2008

CUSIP Number:	88732J AL2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Banc of America Securities LLC at 1-800-294-1322, BNP Paribas Securities Corp. at 1-800-854-5674, Greenwich Capital Markets, Inc. at 1-866-884-2071, Morgan Stanley & Co. Incorporated at 1-866-718-1649 or Wachovia Capital Markets, LLC at 1-800-326-5897.